EXHIBIT 23.3

CONSENT OF WILLIAM BLAIR & COMPANY, L.L.C.

With respect to the joint preliminary proxy statement to be filed by CoVest Bancshares, Inc. (“CoVest”) and prospectus which is part of the Registration Statement on Form S-4 to be filed by Midwest Banc Holdings, Inc. (“Midwest”) with the Securities and Exchange Commission on January 13, 2003 concerning CoVest’s proposed merger transaction with Midwest, we hereby consent (i) to the inclusion of our draft form of updated letter opinion contemplated to be delivered, in our sole discretion, to CoVest’s Board of Directors as of the mailing date of such document (the “Opinion”) as an exhibit to such document and (ii) to the use of our name and description of our Opinion, which has been approved by us, under the captions “Questions And Answers About The Merger,” “Summary — Opinion of CoVest’s Financial Advisor,” and “The Merger — Opinion of CoVest’s Financial Advisor” of such document. By giving such consent we do not thereby admit that we are experts with respect to any part of such document within the meaning of the term “expert” as used in, or that may come within the category of persons whose consent is required under, Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

WILLIAM BLAIR & COMPANY, L.L.C.

Chicago, Illinois
January 13, 2003